Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-130136 of Hughes Communications, Inc. on Form S-1 of our report dated March 11, 2005 (which report contains an unqualified opinion and includes explanatory paragraphs relating to the allocation of certain income and expenses and the change in accounting for goodwill and other intangible assets) related to the combined consolidated financial statements of Hughes Network Systems as of and for the years ended December 31, 2004, 2003 and 2002, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

January 25, 2006